EXHIBIT 99.1


                          METROCORP BANCSHARES, INC.
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1.    PURPOSE OF THE PLAN

The purpose of this Dividend Reinvestment and Stock Purchase Plan (the "Plan") is to provide the participating shareholders of MetroCorp Bancshares, Inc. (the "Company") with an economical and convenient method of investing both cash dividends and optional cash payments in additional shares of the Common Stock of the Company without payment of any brokerage commissions, service charges or other costs.

2.    DEFINITIONS

For purposes of the Plan, the following words or phrases shall have meanings assigned to them below:

      A. "Authorization Card" shall mean the card or other document designated by the Plan Agent as the required evidence of a shareholder's election to participate in the Plan.

      B.    "Bank" shall mean MetroBank, N.A.

      C. "Common Stock" shall mean the $1.00 par value Common Stock of the Company.

      D.    "Company" shall mean MetroCorp Bancshares, Inc.

      E. "Dividend Reinvestment Committee" shall mean the committee so designated by the Board of Directors of the Company. The Dividend Reinvestment Committee shall be composed of at least three (3) persons, one of whom shall be the chief executive officer of the Company.

      F.    "Employee" shall mean an employee of the Bank or the Company.

      G. "Fair Market Value" shall mean the value of the Common Stock determined by the Dividend Reinvestment Committee as follows:

            (i) During such time as the Common Stock is listed on an established stock exchange or exchanges, the fair market value shall be deemed to be the closing price of the Common Stock on the stock exchange(s) on the applicable date or, if no sale of the Common Stock has been made on any exchange on that day, the fair market value shall be determined by reference to such prices on the next preceding day on which Common Stock was traded.

            (ii) During such time as the Common Stock is not listed on an established stock exchange but is listed on the Nasdaq National Market, the fair market value per share shall be the average of the highest and lowest trading prices for the Common Stock on the applicable date or, if no trade of Common Stock occurred on that day, the fair market value shall be determined by reference to such price on the next preceding day on which the Common Stock was traded.

            (iii) During such time as the Common Stock is not listed on an established stock exchange or on the Nasdaq National Market but is quoted by Nasdaq, the fair market value per share shall be the average of the closing dealer "bid" and "ask" prices for the Common Stock, as quoted by Nasdaq for the applicable day or, if no "bid" and "ask" prices are quoted for that day, the fair market value shall be determined by reference to such prices on the next preceding day on which such prices were quoted.

            (iv) During such time as the Common Stock is not listed on an established stock exchange or quoted by Nasdaq, the fair market value per share shall be the average of the lowest "bid" and highest "ask" quotations of the Common Stock on the applicable date, as reported by one or more brokerage firms which then make a market in the Common Stock or, in the absence of either a "bid" or "ask" quotation, the quotation (or average of the quotations, if several) reported on the applicable date, whether "bid" or "ask".

            (v) In the event the Common Stock is not traded on an established stock exchange or quoted by Nasdaq and no "bid" and "ask" prices are available or if, in the determination of the Dividend Reinvestment Committee, the value determined pursuant to subparagraph 4 above does not accurately reflect the fair market value of the Common Stock, the fair market value of the Common Stock shall be as determined in good faith by the Dividend Reinvestment Committee.

      H. "Investment Date" shall mean the date a dividend is actually paid by the Company.

      I. "Participant" shall mean a holder of Common Stock of the Company who has elected to participate in the Plan by delivering an executed Authorization Card to the Plan Agent.

      J.    "Plan" shall mean this Dividend Reinvestment and Stock Purchase
            Plan.

      K. "Plan Agent" shall mean American Stock Transfer & Trust Company and shall also mean any other entity to which the Plan Agent has delegated all or any part of its responsibilities hereunder, with the exception of purchasing Plan Shares pursuant to the Plan.

      L. "Plan Shares" shall mean shares of Common Stock that have been purchased by a Participant under the Plan and which are held by the Plan Agent in a custodial account.

      M. "Purchasing Agent" shall mean any entity designated by the Plan Agent to purchase Plan Shares for the Participants.

      N. "Record Date" shall mean the date on which a person must be registered as a shareholder on the stock books of the Company in order to receive a dividend.

3.    ADMINISTRATION

The Plan shall be administered by the Plan Agent, however, the purchase of Plan Shares may be delegated to an unaffiliated third party (the "Purchasing Agent"). All Plan Shares will be registered in the name of the Plan Agent (or its nominee) as agent for the Participants. The Plan Shares will be credited to the accounts of the respective Participants as their interest may appear.

4.    PARTICIPATION

Subject to the provisions of Sections 4, 5, and 17 herein, all holders of record of the Common Stock of the Company are eligible to participate in the Plan. A beneficial owner whose shares are registered in a name other than his own must first become a shareholder of record by having all or a part of such shares transferred into his own name, or arrange for the holder of record of such shares to enroll in the Plan, in order to participate in the Plan.

The Company reserves the right not to offer participation in the Plan to those holders of record who reside in jurisdictions which require (i) registration or qualification of the Common Stock to be issued pursuant to the Plan with the securities commission of that jurisdiction, or (ii) registration or qualification of the Company or the Plan Agent, or any of their respective officers or employees, as a broker, dealer, salesman or agent.

5.    ENROLLMENT

A shareholder of record may enroll in the Plan at any time, unless (i) the Plan Agent or any Purchasing Agent has reason to believe that such enrollment is not, at such time, permitted under the laws of the jurisdiction in which such shareholder resides or under the laws of the United States, or (ii) the Plan is suspended or terminated as hereinafter provided, by completing and signing an Authorization Card and returning it to the Plan Agent. If an Authorization Card requesting reinvestment of dividends is received by the Plan Agent on or before the Record Date established for a particular dividend, reinvestment will commence with that dividend. If an Authorization Card is received from a shareholder after the Record Date established for a particular dividend, the reinvestment of dividends will begin on the Investment Date following the next Record Date if the shareholder is still a holder of record.

A shareholder who elects to enroll in the Plan may participate with respect to some, but not all shares of Common Stock owned of record by that shareholder. Once a shareholder has enrolled in the Plan, his participation continues with respect to his participating shares until terminated by such shareholder or until the Plan is terminated by the Company.

6.    OPTIONAL CASH PAYMENTS

Each Participant may make optional cash payments to the Plan of not less than $100.00 nor more than $5,000.00 during any single dividend period. Participants need not invest the same amounts during each dividend period. Participants are under no obligation to make any optional cash payments.

An optional cash payment shall be made by forwarding a check or money order, payable to the Plan Agent, with a completed Authorization Card when enrolling in the Plan, or thereafter, accompanied by the transmittal form for mailing optional cash payments that will be included with each statement of account furnished to Participants pursuant to Section 11 hereof. The Plan Agent will apply each optional cash payment received from a Participant before an Investment Date to the purchase of Common Stock for the account of that Participant on the next Investment Date. An optional cash payment will not be deemed to have been made by a Participant or received by the Plan Agent until the funds contributed are actually collected.

Interest will not be paid on optional cash payments. Optional cash payments will be returned to a Participant upon written request to the Plan Agent, provided that the request is received not later than 48 hours prior to the next scheduled Investment Date.

An optional cash payment in an amount less than $100.00 will be returned to the Participant. If an optional cash payment exceeds $5,000.00, the excess amount above $5,000.00 will be returned to the Participant.

Optional cash payments may only be made during a dividend period in which a dividend is actually paid. If the Company does not pay a dividend during any dividend period, the Plan Agent will not purchase shares of Common Stock pursuant to any optional cash payments received for that dividend period.

7.    PURCHASES

On each Investment Date, the Company will pay to the Plan Agent the total amount of dividends payable on each Participant's shares of Common Stock enrolled in the Plan (including Plan Shares) and, except as otherwise directed by the Company, the Plan Agent shall use that amount, in addition to the Participant's optional cash payments, if any, for either, as directed by the Company:

      (i) the purchase from the Company out of the Company's authorized but unissued shares or treasury shares of Common Stock, such number of shares of Common Stock as the Company is then willing to sell to the Plan Agent for purposes of investing such dividends in Company Common Stock; or

      (ii) the purchase of shares of Company Common Stock in the open market, which purchases may be made from time to time after the dividend payment date but shall be made no later than thirty (30) days after the Investment Date.

The purchase price of shares of Common Stock purchased directly from the Company will be the average of the high and low sales prices as reported on the Nasdaq National Market System for a share of Common Stock on the day preceding the relevant Investment Date. If no shares were traded on that day, the previous trading day's reported high and low sales prices will be used.

The price of shares purchased on the open market will be the weighted average cost per share (excluding brokerage commissions) to the Plan Agent of such purchases for the applicable Investment Date.

Purchases will be made as soon as possible after the applicable Investment Date, but no more than thirty (30) days after such date. No Common Stock will be allocated to a Participant's account until the date on which the Plan Agent has purchased sufficient shares of Common Stock to cover purchases for all Participants in the Plan. If purchases occur at different prices, the purchase price per share of Common Stock to all Participants will be based upon the average of the prices of all shares of Common Stock purchased.

Each Participant's account will be credited with the number of whole and fractional shares (calculated to three (3) decimal places) equal to the amount to be invested divided by the applicable purchase price.

8.    TEMPORARY CURTAILMENT OF PURCHASES OR SALES

Temporary curtailment or suspension of purchases or sales of shares may be made at any time when such purchases or sales would, in the judgment of the Plan Agent, contravene or be restricted by applicable regulations, interpretations or orders of the Securities and Exchange Commission, or any other governmental commission, agency or instrumentality, of any court or securities exchange or of the National Association of Securities Dealers, Inc. The Plan Agent shall not be accountable or otherwise liable for failure to make purchases or sales at such times.

9.    DIVIDENDS ON PLAN SHARES

As record holder of the Plan Shares held in Participants' accounts under the Plan, the Plan Agent will receive dividends on all Plan Shares held on each dividend record date, will credit such dividends to Participants' accounts on the basis of whole or fractional shares held in each account and will automatically reinvest these dividends in the Common Stock of the Company.

10.   COSTS

All brokerage commissions for purchases of Common Stock and costs of administration of the Plan will be borne by the Company; however, a reasonable service charge may be assessed at the time of a Participant's withdrawal from the Plan or at any time a Participant requests that he be issued a share certificate. Participants will be charged the full actual cost, including any brokerage commissions, of all shares of Common Stock sold upon a Participant's request from such Participant's account.

11.   REPORTS TO PARTICIPANTS

As soon as practicable after completion of each investment on behalf of a Participant, the Plan Agent will mail to such Participant a statement of account showing:

      (i) the amount of the dividend and optional cash payment, if any, applied toward such investment,

      (ii)    the taxes withheld, if any,

      (iii)   the net amount invested,

      (iv)    the number of shares purchased,

      (v)     the average cost per share,

      (vi) the total shares accumulated under the Plan, computed to three (3) decimal places,

      (vii)   the cost basis of whole and fractional shares purchased, and

      (viii)  the date of purchase.

Each Participant will receive annually Internal Revenue Service Form 1099, or any successor form, for the purpose of reporting dividend income received and other relevant information.

12.   VOTING OF SHARES

For each meeting of shareholders, the Company will send each Participant a proxy statement and form of proxy for the purpose of voting all shares registered in that Participant's name and all Plan Shares, including fractional shares. The Plan Shares of a Participant who does not return a proxy will not be voted.

13.   CERTIFICATES FOR SHARES

All Plan Shares will be registered in the name of the Plan Agent or its nominee, as agent for the Participants. Certificates for Plan Shares will not be issued to Participants unless requested in writing. Certificates for any number of whole Plan Shares will be issued to a Participant within fifteen (15) days of a written request to the Plan Agent signed by the Participant. A reasonable fee may be charged for each certificate requested. Any remaining whole or fractional Plan Shares will continue to be held by the Plan Agent as the agent for the Participant. Certificates for fractional shares will not be issued under any circumstances.

Certificates will, however, be issued to Participants upon withdrawal of Plan Shares or upon termination of participation in the Plan. Certificates will be registered in the name or names in which the Participant's account is maintained.

A Participant may not pledge, sell or otherwise transfer shares held in the Plan. In order to pledge, sell or otherwise transfer Plan Shares, the Participant must request a certificate for those shares from the Plan Agent.

14.   TERMINATION OF ACCOUNT AND WITHDRAWALS

TERMINATION

A Participant may terminate his account at any time by giving written notice of termination to the Plan Agent, however, any notice received less than four (4) days prior to a Record Date shall not be effective until dividends and other accumulated funds, if any, have been invested and credited to the Participant's account. The Plan Agent may terminate any account by written notice to the Participant.

Within a reasonable time after termination, the Plan Agent will deliver to the
Participant:

      (i)   a certificate for all whole Plan Shares held under the Plan;

      (ii) a check in lieu of the issuance of a fractional share equal to the fractional Plan Share multiplied by the Fair Market Value per share of the Common Stock on the date of termination; and

      (iii) a check for any uninvested optional cash payments.

The Participant shall have no right to draw checks or drafts against his account or to give instructions to the Plan Agent with respect to any Plan Shares or cash held in the Participant's account except as expressly provided in the Plan. The Participant will be charged a reasonable fee for issuance of the certificate.

WITHDRAWALS

A Participant may withdraw any number of whole Plan Shares credited to his account by requesting a certificate for those shares. A withdrawal of some but not all Plan Shares does not automatically terminate participation in the Plan unless written notice of such termination is provided as described above.

If a Participant authorized "Full Dividend Reinvestment" on the Authorization Card, cash dividends received on the shares which were withdrawn from the Plan will continue to be reinvested. If a Participant authorized "Partial Dividend Reinvestment", dividends will be reinvested only on the number of shares the Participant specified on the Authorization Card.

15.   DISPOSITION OF SHARES

If a Participant disposes of all shares of Common Stock registered in his name other than shares under the Plan, the Plan Agent will, unless otherwise instructed by the Participant, continue to reinvest the dividends on the shares still credited to the Participant's account under the Plan. However, if a Participant, has only a fractional share of Common Stock credited to his account under the Plan on the Record Date for any cash dividend on the Common Stock, the Company reserves the right not to reinvest any additional dividends on such fractional share and pay the Participant in cash for such fractional share and any dividend thereon. The cash payment for the fractional share will be based upon the average of the high and low sales prices of a share of Common Stock as reported by the Nasdaq National Market for the business day prior to the date the Company elects to make such cash payment to the Participant.

16.   STOCK DIVIDENDS; STOCK SPLITS; RIGHTS OFFERINGS

Any stock dividends or split shares distributed by the Company with respect to the Plan Shares of a Participant will be added to his Plan account as additional Plan Shares. Stock dividends or split shares distributed with respect to shares of Common Stock registered in a Participant's name will be mailed directly to the Participant in the same manner as to shareholders who do not participate in the Plan.

In the event of a rights offering by the Company, the Plan Agent may either sell all rights received with respect to Plan Shares held of record by the Plan Agent as custodian, or, in its discretion, may distribute rights to Participants. If the Plan Agent sells all rights received with respect to Plan Shares, the Plan Agent will invest the proceeds of such sales in additional shares of Common Stock, which will be retained by the Plan Agent as custodian and credited proportionately to the accounts of the Participants. Participants who wish to exercise rights with respect to Plan Shares must request the Plan Agent to forward a share certificate to the Participant as provided in Section 13 of the Plan. Such request must be made prior to the record date for exercising such rights. Rights on shares of Common Stock registered in the name of a Participant will be mailed directly to the Participant.

17.   AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

The Company may amend, supplement, suspend, modify or terminate the Plan at any time without the approval of the Participants. To the extent practicable, thirty
(30) days notice of any suspension, material amendment or termination shall be sent to all Participants, who shall in all events have the right to withdraw from the Plan. Participants who do not withdraw from the Plan prior to the effective date of an amendment will be deemed to have accepted the amendment.

18.   INTERPRETATION OF THE PLAN

Any question of interpretation arising under the Plan will be determined by the Board of Directors of the Company pursuant to applicable federal and state law and the rules and regulations of all regulatory authorities, and such determination shall be final and binding on all Participants and the Plan Agent.

19.   NOTICES

All communications with or notices to the Participants may be given by letter addressed to the Participant at the Participant's last address of record with the Company. The Participant agrees to give prompt written notice to the Company of any change of address.

All communications with or notices required to be given to the Plan Agent should be addressed to:

      American Stock Transfer & Trust Company
      40 Wall Street, 46th Floor
      New York, New York 10005

Additional Authorization Cards may be requested and inquiries made about the Plan by writing to the mailing address shown above or by calling the Plan Agent at (800) 278-4353.

In the event of any change in or substitution of the Plan Agent, a notice of the new Plan Agent's address and telephone number shall be sent to all Participants and this Section 19 shall be amended accordingly.

20.   DUTIES AND RESPONSIBILITIES

Neither the Company, the Plan Agent nor its nominees shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth herein. Neither the Company nor the Plan Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of his or her death, (ii) with respect to the prices at which shares of Common Stock are purchased, (iii) with respect to the time when shares of Common Stock are purchased or sold for a Participant's account, or any inability o purchase or sell Common Stock, for any reason, and (iv) for any fluctuation in the market value after the purchase or sale of Common Stock.

21.   GOVERNING LAW

The Plan is governed by the laws of the State of Texas.

22.   NO TERMINATION BY OPERATION OF LAW

The delivery by a Participant of a signed Authorization Card to the Plan Agent shall constitute an irrevocable appointment of the Plan Agent as such Participant's agent, which appointment can be terminated by terminating such Participant's account in the manner provided in Section 14. The authority conferred by the Authorization Card shall not be terminated by operation of law, whether by the death or incapacity of the Participant, the termination of any trust, the dissolution of any corporation or the occurrence of any other event.

23.   GENDER AND NUMBER

Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

24.   EFFECTIVE DATE

The foregoing Plan was adopted by the Company's Board of Directors on January 28, 2000 and is effective as of March 31, 2000.